EXHIBIT 10.1

SERVICE AGREEMENT

(Includes Change in Control Provisions)

This Service Agreement is made by and between TOR Minerals International, Inc. (the "Corporation"), and Dr. Olaf Karasch (the "Officer").  The Corporation and the Officer agree as follows:

1.      Term.  Officer has served as CEO of the Corporation since July 2006 and Managing Director of TOR Processing & Trade B.V., a subsidiary of the Corporation, since May 11, 2001.  The term of this Agreement shall be for a period of five years, beginning July 1, 2011, and ending July 1, 2016; provided that, the change in control provisions beginning in Section 6 shall continue in effect as provided below.

2.      Services.  Officer agrees to continue to serve as CEO of the Corporation and conduct the business affairs of the Corporation in accordance with the law and the Corporation's bylaws.

3.      Compensation.  For all services rendered by Officer under this Agreement, Officer shall be paid an annual salary of €277,920.00 (Euros) to be paid in monthly installments.  An annual salary adjustment based on the original base salary shall take place in January of each year until January, 2016, based on inflation and cost of living increases in Europe, following the same procedure in effect for the preceding five years.  Payments of Officer's salary shall be allocated between the Corporation and TOR Processing & Trade B.V.  In addition to his salary, Officer may be entitled to a discretionary annual bonus based on his overall job performance.  Officer's job performance shall be evaluated each year by the compensation committee of the Corporation.

4.      Intellectual Property.  All intellectual property, including patents and trademarks, developed by or with the participation of Officer shall be owned by the Corporation.

5.      Restrictive Covenants.  (a) Confidentiality.  Officer shall keep all Confidential Information confidential forever.  Confidential Information includes all information relating to the operation of the Corporation, relating to the clients of the Corporation and their confidential information, relating to financial information of the Corporation and its principals and staff, and relating to all other business information of the Corporation that is not generally known to the public.  Officer agrees that all of the information described above is the exclusive and valuable property of the Corporation, and may not ever be used by Officer except as necessary for the performance of his duties as an employee of the Corporation.

(b)   Non-Competition.  Officer agrees that the Corporation has invested considerable time, effort, and expense in developing its business.  Officer agrees that he will not compete, directly or indirectly, with the Corporation or any activities of the Corporation during the term of this Agreement and for twelve (12) months following any termination of this Agreement or any other termination of services on behalf of the Corporation other than in connection with a change in control as provided below.  In the event of a change in control, the non-competition period shall extend for the period equal to the period of compensation provided to Officer under such change in control provisions.  By illustration, but not in limitation of the foregoing, Officer will not engage in the production of specialty mineral products, whether directly or indirectly, as a sole proprietor, partner, shareholder, officer, director, contractor, or independent contractor.

(c)    Enforceability.  Officer agrees that, in the event of any breach of the restrictive covenants contained herein, the Corporation shall be entitled to immediate injunctive relief. Officer and the Corporation further agree that if any portion of these restrictive covenants is found by final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable, the remaining portions shall nevertheless be enforceable to the extent that such court shall deem them enforceable; and in such event it is the mutual intentions of the parties that the court reform this Agreement in order to make it enforceable to the maximum extent possible.  Officer and the Corporation agree to be bound by the restrictive covenants as reformed, in the same manner and to same extent as the original restrictive covenants.  Officer and the Corporation further agree to be bound by the covenants as written, unless and until reformed by the court.

Change In Control Provisions

6.        Term of Change in Control Provisions. The change in control provisions of this Agreement shall continue in effect through the term of this Agreement; provided, however, that in the absence of any renewal of this Agreement the term of these provisions shall automatically be extended on an annual basis thereafter unless, no later than nine (9) months prior to any scheduled expiration, the Corporation shall have given notice to Officer that it does not wish to extend these provisions; provided, further, that, notwithstanding any such notice of the Corporation not to extend, if a change in control of the Corporation shall have occurred during the original or any extended term of this Agreement, these provisions shall continue in full force and effect.  The parties acknowledge that the two (2) years of change in control benefits provided by these provisions have no practical effect in the event of a change in control with more than two (2) years remaining on the term of the Agreement, but these provisions particularly apply in the event of any change in control during the final two (2) years or any extension term of this Agreement.

7.      Change in Control.  No benefits shall be payable under this Agreement unless there shall have been a change in control of the Corporation. For purposes of this Agreement, a "change in control of the Corporation" shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities or any change occurs in 30% or more of the combined voting power of the Corporation's then outstanding securities that results in a change in a majority of the board of directors of the Corporation; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to continue to constitute a majority of the board of directors; or (c) the stockholders of the Corporation approve a merger of the Corporation with any other corporation which would result in the majority of the shares of the new, combined entity controlled by persons different than those who controlled the outstanding shares of the Corporation immediately prior to such merger; or (d) the stockholders of the Corporation approve a plan of liquidation or sale of all or substantially all of the assets of the Corporation.

8.      Termination Following Change in Control. In the event of a change in control as described in Section 7 above, Officer shall be entitled to the benefits provided in Section 9 below upon the subsequent termination of Officer's employment unless such termination is (i) by the Corporation for Cause, or (ii) by Officer other than for Good Reason.

(a) Cause. Termination by the Corporation of Officer's employment for "Cause" shall mean termination upon the willful and continued failure by Officer to substantially perform Officer's duties with the Corporation after a written demand for substantial performance is delivered to Officer by the Board, which demand specifically identifies the manner in which the Board believes that Officer has not substantially performed Officer's duties, or the willful engaging by Officer in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. Notwithstanding the foregoing, Officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Officer and an opportunity for Officer, together with Officer's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Officer was guilty of conduct set forth above.

(b) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Officer's express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances:

(i)                 the assignment to Officer of any duties inconsistent with Officer's status and position as it existed immediately prior to the change in control of the Corporation or a substantial adverse alteration in the nature or status of Officer's responsibilities from those in effect immediately prior to the change in control of the Corporation;

(ii)               a reduction by the Corporation in Officer's annual base salary as in effect immediately prior to the change in control except for across-the-board salary reductions similarly affecting all key employees of the Corporation;

(iii)             the Corporation's relocation of the office in which Officer is located to a location not within 25 miles of Officer's office or job location immediately prior to the change in control of the Corporation, except for required travel on the Corporation's business to an extent substantially consistent with Officer's prior business travel obligations; or

(iv)             the failure by the Corporation to continue in effect a bonus plan or arrangement that is no less favorable to Officer then the bonus plan or arrangement to which Officer was entitled to participate prior to a change in control of the Corporation, unless an equitable arrangement has been made with respect to such plan; or

(v)               the failure by the Corporation to continue to provide Officer with benefits substantially similar to those enjoyed by Officer under any of the Corporation's life insurance, medical, health and accident, or disability plans in which Officer was participating immediately prior to the change in control of the Corporation.

Officer's rights to terminate Officer's employment pursuant to this Section 8 shall not be affected by Officer's incapacity due to physical or mental illness. Officer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement.

9. Compensation Upon Termination. Following a change in control of the Corporation, as defined by Section 7, if Officer's employment shall be terminated (1) by the Corporation other than for Cause, or (2) by Officer for Good Reason, then Officer shall be entitled to the benefits provided below:

(i)                 The Corporation shall pay Officer's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which Officer is entitled under any compensation plan of the Corporation, at the time such payments are due.

(ii)               In lieu of any further cash compensation payments to Officer for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to Officer a lump sum severance payment equal to two (2) times the amount of Officer's Annual Cash Compensation less the amount of compensation previously paid to Officer since the change in control occurred.  The purpose of this provision is to assure Officer a minimum of two (2) years of compensation following any change in control, whether as an active employee of the Corporation or through the severance payment provided herein.  As used herein, (A) the term  "Annual Cash Compensation" shall mean the Officer's Base Salary plus the greater of: (1) the annual cash incentive earned by Officer in the preceding fiscal year or (2) the average of the annual cash incentive earned by Officer over the three (3) consecutive years of the Corporation preceding the Date of Termination, and (B) the term "Base Salary" shall mean Officer's annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination.

(iii)             In lieu of shares of common stock of the Corporation (the "Corporation's Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to Officer under any stock option plans of the Corporation (which Options shall be cancelled upon the making of the payment referred to below) Officer shall, at the written election of Officer given within thirty (30) days following the Date of Termination, receive an amount in cash equal to the product of (A) the excess of the closing price of the Corporation's Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by Officer (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (B) the number of the Corporation's Shares covered by each such Option.  In lieu of making any such written election, Officer shall be entitled to exercise any outstanding Options held by Officer and receive the Corporation's Shares issuable upon exercise of such Options in accordance with the terms and conditions of the applicable option plans of the Corporation pursuant to which such Options were granted and Officer's option award agreements.

(iv)             The payments provided for in paragraphs (ii) and (iii) above, shall be made no later than the tenth (10th) day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to Officer on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the one year after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to Officer payable on the tenth (10th) day after demand by the Corporation (together with interest at the above rate).

(v)               Officer shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 9 be reduced by any compensation earned by Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Officer to the Corporation.

(vi)             In addition to all other amounts payable to Officer under this Section 9, Officer shall be entitled to receive all benefits payable to Officer under any plan or agreement relating to retirement benefits, except to the extent the payment thereof would subject any payment hereunder to the excise tax under Section 4999 of the Code.

10. Successors; Binding Agreement.  The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

11. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Corporation at the address of its principal executive offices and to Officer at Officer's residence address as maintained in the employment records of the Corporation.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Officer and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

13. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

[Signature page follows.]

EFFECTIVE as of the last date of signature below.

TOR MINERALS INTERNATIONAL, INC.		OFFICER:
By:	/s/ BERNARD A. PAULSON	By:	/s/ OLAF KARASCH
	Bernard A Paulson, Chairman		Olaf Karasch, President & CEO

Date:	May 16, 2012	Date:	May 16, 2012